PERRITT FUNDS, INC
SECOND AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 1st day of August, 2012, to the Fund Accounting Servicing Agreement dated as of December 2, 2005, as amended March 23, 2006, (the "Agreement"), is entered into by and between Perritt Funds, Inc., a Maryland corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PERRITT FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mark J. Buh	By: /s/ Michael R. McVoy

Printed Name: Mark J. Buh	Printed Name: Michael R. McVoy

Title: Treasurer	Title: Executive Vice President

Perritt Funds, Inc.	1

Amended Exhibit B to the Fund Accounting Servicing Agreement

FUND ACCOUNTING SERVICES ANNUAL FEE SCHEDULE Perritt Funds, Inc. - Effective August 1, 2012 through July 31, 2015
Domestic Equity Funds at a Complex level*
$[  ] Minimum/Fund

[  ] basis points on the first $[  ] million
[  ] basis points on the next $[  ] million
[  ] basis points on the balance

Multiple Classes
Each class is an additional [  ]% of the charge of the initial class.

Extraordinary services – quoted separately

Conversion Estimate – one month’s fee (if necessary)

Pricing Services**

  $[  ] Domestic and Canadian Equities, Options, ADRs
$[  ]  Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
$[  ]  CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, Mortgage Backed Securities
$[  ] Bank Loans
$[  ] Credit Default Swaps
$[  ] Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$[  ]  Per fund per month - Mutual Funds
Corporate Action Services
$[  ] Per Foreign equity security per month
$[  ] Per Domestic equity security per month
Manual Security Pricing
$[  ] per month – greater than [  ]/day
Factor Services (BondBuyer)
 Per CMO - $[  ]/month
 Per Mortgage Backed - $[  ]/month
 Minimum - $[  ]/month

Fair Value Services (charged at the complex level)**
$[  ] on the first [  ] securities
$[  ] on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

CCO Support Services - $[  ] per year/fund in complex

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, and customized reporting
NOTE: All schedules subject to change depending upon the use of derivatives,-options, futures, short sales, swaps, bank loans, etc.

*Subject to annual CPI increase, Milwaukee MSA.
**Per security per fund per pricing day.
All fees are billed monthly plus out-of-pocket expenses, including pricing service.

Perritt Funds, Inc.	2